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                         GLOBAL MEDICAL SOLUTIONS, INC.         EXHIBIT 6.17

                          ANCILLARY PROVIDOR AGREEMENT


As a provider of medical services or products, your participation will allow Global Medical Solutions (GMS) to market your products or services to our clients.

GMS will be responsible for administration and providing other functions that are required in maintaining benefits programs with any employer, insurance carrier, association, or other client.

As a Medical provider, you agree:

1.       To be listed in the GMS Provider Directory.
2. To provide a covered person with all necessary medical services that you are qualified to perform on the same basis as you would a non-GMS patient.
3. To use best efforts to direct GMS participants to other GMS Medical Providers and Hospitals if medically appropriate.
4.       To carry adequate professional liability coverage.
5. To notify GMS immediately if your insurance carrier fails to renew or cancels your professional liability policy.
6. To accept assignment of the contract benefits from a covered participant.
7. To work with GMS regarding any complaints by GMS participants and to cooperate in resolving the matter.
8. To charge the GMS participant no amount considered above reasonable and customary.
9. To provide a discounted fee arrangement in accordance with Schedule A attached

This agreement is for one (1) year commencing on the date signed and will automatically renew for successive one (1) year periods unless terminated by either party. This agreement may be terminated by either party by giving ninety
(90) days written notice.

This agreement constitutes the entire understanding between the parties hereto, and no changes, amendments or alterations shall be effective unless agreed to in writing by both parties.

None of the provisions of this agreement are intended to create nor shall be deemed or construes to create any relationship between GMS and the Medical Provider other than that of independent entities contracting with each other hereunder solely for the purpose of affecting the provisions of this agreement.

Neither of the parties hereto, nor any of their respective employees shall be construed to be the agent, employee or representative of the other.

This agreement shall be governed by Florida Law.

The terms of this agreement shall remain confidential.


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The invalidity of unenforceability of any terms or provisions hereof shall in no way affect the validity or enforceability of any other term or provision.

I accept the terms and provisions of this agreement with Global Medical Solutions, Inc. as a Participating Medical Provider.

Date:       2/27/98
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     Mediquik Services Inc.
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Name of Medial Provider

/s/ Ben L. Pierce
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Authorized Signature


 /s/
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Title

President
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Approved for GMS by


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Title


Date:       2/27/98
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